N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of August 31st 2015

Fund	Name of Person	Ownership % of Series
Columbia International Opportunities Fund	JPMCB NS CUST FOR Columbia Global Strategic Equity Portfolio	27.19%

As of March 1st 2015

Fund	Name of Person	Ownership % of Series
Columbia Overseas Value Fund	American Enterprise Investment Services	30.10%